                                                                    EXHIBIT 99.1



                             CONFERENCE CALL SCRIPT
                               Third Quarter 2003
                   Thursday, November 20, 2003, 11:00 a.m. EST
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     1. WELCOME (by Jack O'Connell, Senior Vice President of Investor Relations)

     Good morning and welcome to the Seabulk International third quarter earnings conference call, which we are holding in response to numerous requests from our investors and noteholders. My name is Jack O'Connell, and I serve as Senior Vice President of Investor Relations for Seabulk. With me this morning are Gerhard Kurz, Chairman and Chief Executive Officer; Vince deSostoa, Senior Vice President and Chief Financial Officer; Alan Twaits, Senior Vice President and General Counsel; and Mike Pellicci, Vice President of Finance and Controller.

     Our format this morning is as follows: Gerhard will give a brief overview of operating results and strategic initiatives in the quarter just ended; Vince will review the numbers and key financial statistics, and then we will take your questions.

     But first I must make the usual caveat about forward-looking statements, which we may make in the course of today's call. Such statements involve risks and uncertainties, which could cause actual results to differ materially from those contained in the forward-looking statements. Additional information regarding these risks and uncertainties can be found in our reports on Form 10-K and 10-Q as filed with the Securities and Exchange Commission.

     I would now like to turn the meeting over to our Chairman and CEO, Gerhard Kurz.


     2. STRATEGIC AND OPERATIONAL OVERVIEW (by Gerhard Kurz, Chairman and Chief Executive Officer)

     Thank you, Jack, and welcome, everybody. This is our first earnings call, so we are going to stick pretty much to the script. By now you have had sufficient time to review our earnings announcement and 10-Q for the third quarter, which were issued last Friday. My goal this morning is to go over some of the highlights with you and add a little color and perspective to the results.

     As reported, we had a net loss of $1.9 million or $0.08 per share for the quarter. Included in the loss were charges of approximately $1.7 million or $0.07 per share related to the early extinguishment of debt in connection with our successful high-yield offering in August. If you strip out the charges related to our refinancing and look solely at operating results, we had a loss of about $200,000 or a penny per share.

     Operating results in the quarter were affected by a number of unfavorable factors, not all of which were within our control:



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

     First was the continued slowdown in the Gulf of Mexico, which continues to be disappointing, although our results there were improved from the second quarter of 2003.

     Second was the revenue loss from one of our tankers due to unplanned engine repairs, which took the vessel out of service for 31 days. This lost us about $1 million in revenue.

     Third was the scheduled drydockings of two of our tankers, which again took them out of service with a resultant loss of revenue as well as drydocking expenses.

     A fourth factor was repositioning costs associated with several vessels in the important West African market.

     Looking at our biggest business, Seabulk Offshore, where we operate a fleet of 119 offshore energy support vessels, revenue of $42.0 million was an improvement over the $39.2 million reported in the second quarter of 2003, but down from the $43.0 million posted in the year-earlier period. Operating income of $3.1 million was nearly double the $1.7 million earned in the second quarter as a result of cost reductions, reduced losses in the Gulf of Mexico, and a strong performance in our Middle East operations.

     In the Gulf of Mexico, where average supply boat day rates are down approximately 11% from a year ago and 34% from two years ago, we approached breakeven results due to higher utilization and our continuing strategy of selling off




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

smaller, low-margin vessels; redeploying other vessels to higher-rate areas, and squeezing costs. Year-to-date, we have reduced U.S. Gulf operating costs by about $4 million versus budget.

     In West Africa, which accounts for nearly half our offshore revenue, the market remains strong and the long-term forecast is good. During the quarter we took delivery of two new vessels - the 5,500-horsepower UT-755L SEABULK ASIA and the 11,000-horsepower anchor-handler SEABULK SOUTH ATLANTIC. We also announced the formation of Angobulk, a joint venture with the Angola Drilling Company, to expand our presence in that country, which we see as the next Nigeria. We already have eight vessels operating in Angola, including the aforementioned SEABULK ASIA. Nigeria, of course, remains our biggest market in West Africa, and we are in fact the market leader in that country with 21 vessels. The recent unrest in Nigeria, by the way, did not have a significant impact on our operations.

     In the Middle East and Southeast Asia, which together account for approximately 25% of our offshore revenue, results continued to be better than expected. They are improved from both the second quarter of 2003 and the year-earlier period. While we don't view the Middle East as a growth area, there may eventually be additional opportunities in Iraq, where we previously had one boat working. Southeast Asia, on the other hand - and particularly Indonesia, Malaysia and Vietnam - have strong growth potential, and we are looking to expand our activities in that part of the world.




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

     For the record, day rates in the Gulf of Mexico in the third quarter were essentially unchanged from the second quarter and are currently averaging, on a blended basis, just under $5,000 per day. In West Africa, day rates were up from the second quarter. In the Middle East, day rates were also up from the previous quarter as was utilization. Day rates in Southeast Asia were essentially unchanged.

     Our second biggest business, and the real star of the show, is Seabulk Tankers, our fleet of 10 Jones Act product carriers. Because of the factors mentioned earlier, namely, the unscheduled downtime for the SEABULK CHALLENGE and the scheduled drydockings of the SEABULK POWER and SEABULK ARCTIC, revenue of $28.0 million was down from both the second quarter of 2003 and the year-earlier period. Nonetheless, this segment had operating income of $7.6 million for the quarter, which was 60% of our total operating income for the period. In this business we like to talk about TCEs, or Time Charter Equivalent day rates, which are currently averaging in the low-to-mid $30,000 range. Rates are generally higher for our five double hulls and lower for the five single hulls.

     During the quarter we extended charters on three of our tankers for periods ranging from one to 2 1/2 years. We are also in the process of converting our bareboat-chartered vessel, which is one of our double-hulls, to a transportation contract which maintains our bareboat income. Commencing this coming January, the vessel is contracted for four years to carry jet fuel to Israel at Jones Act rates. We are also exploring other expansion opportunities in the international product tanker market - either through newbuildings or the acquisition of existing tonnage.



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

Why? Because we see limited growth opportunities in the domestic market at the moment, in contrast to the outlook for refined product imports into the U.S. Also, the price of building a new Jones Act vessel is prohibitively expensive. Since one of our tankers will face mandated retirement in 2007 and a second tanker in 2008, we want to be in a position to replace them.

     As noted in our earnings announcement, the Jones Act product tanker market is going through a period of increasing competition from imports, which is putting pressure on freight rates. We are, however, generally insulated from such pressures due to the long-term nature of our charters.

     Our smallest business, Seabulk Towing, had a terrific quarter with revenue and operating income well ahead of the year-earlier period. We have new and aggressive management in this sector, and the results are evident. It also helps that vessel traffic is up in a number of our ports as a result of the high volume of imports, and we are generating improved utilization of our towing assets.

     Turning briefly to nonoperating issues, the highlight of the quarter was the successful completion in August of a $150 million offering of 9.5% senior unsecured notes. This transaction allowed us to pay down and amend our bank credit facility, which currently consists of an $80 million revolver, of which approximately $30 million is available for vessel acquisitions and other purposes. We could not have done this type of deal two years or even one year ago, and to me it is a good sign of the progress we have made in the last three years in turning this company around.




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

     By the way, we have in the meantime executed a ten-year interest rate swap agreement last month, effectively converting the interest rate to a floating rate based on LIBOR. The current effective floating rate is 6.05%. We also paid down $11.2 million of Title XI debt related to three towing units. Both of these actions are in line with our stated goals of strengthening the balance sheet and reducing our overall level of debt and debt-service expense.

     For your information, we are currently in the midst of an exchange offer for those senior notes, which will allow them to be publicly traded.

     On balance, it was a challenging but good quarter, and I will now turn the proceedings over to Vince, who will review the numbers with you.


     3. FINANCIAL OVERVIEW (Vince deSostoa, Senior Vice President and Chief Financial Officer)

     Welcome Ladies and Gentlemen:

     My name is Vince deSostoa and I am the Corporation's financial officer.

     On November 14th Seabulk filed its 10Q with the Securities and Exchange Commission and issued a press release summarizing the Corporation's financial performance.




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

     The Corporation incurred a net loss of $1.9 million or 8 cents per fully diluted share on revenues of $79.7 million for the quarter ended September 30, 2003. Included in the losses are charges of approximately $1.7 million or 7 cents per diluted share related to the early extinguishment of debt in connection with the Company's successful high yield offering in August 2003.

     In the year earlier quarter, the Company had a net loss of $30.6 million or $2.37 per diluted share on revenues of $80.4 million. Included in the earlier loss were charges of $27.8 million or $2.16 per diluted share related to the early extinguishment of debt related to the September 2002 recapitalization of the Company.

     Operating income in the current quarter was $9.5 million compared to $10.3 million a year ago. For the nine months ended September 30, 2003 the Company reported net income of $2.4 million or 10 cents per diluted share on revenue of $236.8 million.

     In the year earlier period, the Company had net loss of $37.2 million or $3.29 per share on revenues of $245.2 million. I would call your attention to the highlights of operations, page 6 of the press release which summarizes the financial performance of the Company for the three months ended September 30, 2003 as compared to 2002 and for the nine months ended September 30, 2003 as compared to 2002.




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

     You will note that in the current quarter the Corporation wrote off approximately $1.1 million of capitalized bank fees related to the Company's restructuring of its credit facility from the original $180 million facility and established a $80 million line of credit during the same period of time we concluded a $150 million bond offering. We incurred approximately $600,000 premium as a result of the early redemption of $ 11 million of Title XI debt related to three towing units.

     Included in the 2002 quarter was a write off of approximately $9.4 million in deferred financing costs related to the Company's previous credit facility and a loss of approximately $18.4 million on the redemption of the 12 1/2% senior notes.

     Now that we have reviewed the aggregate performance of the corporation, let's look at the revenues, operating expense and operating income of the respective divisions of the Corporation.

     For The Three Months Ended

     Offshore operations produced $42 million in revenue for the three months ended. Towing operation produced $9.8 million in revenue and the tanker divisions' contribution was approximately $28 million. These three business units comprised total quarterly revenue of $79.7 million as opposed to a plan of $84




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

million. This resulted in a negative variance of $4.4 million in revenue for the three months.

     Our total offshore operating expenses were approximately $24.5 million as opposed to a plan of $26 million, tanker operating expenses were $14.6 million as opposed to $15.4 million. In towing operating expenses were $5.4 million as opposed to a plan of $4.6 million. Total operating expenses of $44.5 million vs. operating plan of $46 million, a positive variance of $1.5 million which partially offset the revenue decline of $4.4 million.

     Income from operations, offshore produced income from operations of $3.1 million - tankers $7.6 million and towing $2.1 million. Total operating income of $9.5 million after $3.3 million of corporate overhead.

     For the Nine Months Ended

     Offshore operations produced $119 million in revenue. Towing operation produced $28 million in revenue and tanker's contribution was approximately $90 million. These three business units comprised total revenue figure of $236.8 million as opposed to a plan of $244.8 million. This resulted in a negative variance in revenue of $8 million for the nine months.

     Operating expenses were below plan as a result of previously instituted programs. Total offshore operating expenses were approximately $71 million as opposed to plan $77 million, tanker operations expenses were $42.4 million as opposed to $45.6 million. Towing division operating expenses were $15.5 million as opposed to a budget of $13.9 million. We incurred total operating expenses of $128 million vs. plan of $136.3 million, a savings of $8 million which offset the revenue decline of $8 million for the nine month period.

     Income from operations was provided by offshore $5.3 million, tankers $30.6 million and towing $5.9 million. Total operating income of $32,685 after corporate overhead of $9.2 million.

     General administrative expenses of the Corporation are on budget at $28.5 million. Depreciation and amortization, which includes the depreciation of fixed assets and amortization of deferred charges - $32 million, and dry-docking which is the amortization of capitalized dry-docking expenses of $16.7 million coupled with the gain on the sale of surplus vessels of approximately $1.4 million yields income from operations of $32.7 million for the nine month period. Net interest expense for the nine months ended was $25.1 million and the loss on the early extinguishment of debt as previously described was $1.7 million. The Corporation was able to adjust its expenses rapidly as a result of declining revenues in the markets.


     4. QUESTION-AND-ANSWER SESSION

     [A question and answer session followed the scripted remarks, in which the Company responded to questions from the audience. Following the last question,




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

the teleconference was concluded by Jack O'Connell, who thanked the audience for their participation.]

ATTACHED FOR REFERENCE ARE THE "HIGHLIGHTS OF OPERATIONS" TABLE FROM THE THIRD QUARTER EARNINGS ANNOUNCEMENT AND THE RATES AND UTES SCHEDULES FOR THE THIRD QUARTER 2003, SECOND QUARTER 2003, AND THIRD QUARTER 2002.

                           SEABULK INTERNATIONAL, INC.

                      Highlights of Operations (Unaudited)
                          ($ millions except per share)


                                        Three Months Ended Sept. 30        Nine Months Ended Sept. 30
                                        ---------------------------        --------------------------
                                             2003         2002                  2003          2002
                                             -----        -----                ------        ------
Revenue                                      $79.7        $80.4                $236.8        $245.2

Operating Expenses                            44.4         43.9                 128.3         136.3
General & Administrative                       9.8         10.0                  28.5          28.7
Depreciation & Amortization                   10.6         10.8                  32.0          33.0

Drydocking                                     5.7          5.6                  16.7          16.6

Gain on Vessel Sales                           0.3          0.3                   1.4           1.6

Income from Operations                         9.5         10.3                  32.7          32.2

Net Interest Expense                          (9.0)       (11.6)                (25.1)        (36.5)
Loss on Early Exiting of Debt (1)             (1.7)       (27.8)                 (1.7)        (27.8)

Other Income (Expense)                         0.6          0.1                   0.3          (0.1)

Income (Loss) before Taxes                    (0.6)       (29.0)                  6.2         (32.2)
Provision for Foreign Taxes                    1.2          1.6                   3.8           5.0

Net Income (Loss)                             (1.9)       (30.6)                  2.4         (37.2)
Net Income (Loss) per Share (2)              (0.08)       (2.37)                 0.10         (3.29)

Average Shares Outstanding (000) (2)        23,199       12,899                23,527        11,304


-----------------

(1) Includes in the current quarter (a) the write-off of approximately $1.1 million in capitalized bank fees related to the Company's restructured credit facility, and (b) a charge of approximately $0.6 million on the early redemption of Title XI debt related to three towing units. Includes in the 2002 quarter (a) the write-off of approximately $9.4 million of deferred financing costs related to the Company's previous credit facility and 12 1/2% Senior Secured Notes, and (b) a loss of approximately $18.4 million on the redemption of the 12 1/2% Senior Secured Notes.

(2) All per share and share amounts are stated on a diluted basis. Note that in the year-earlier periods there were substantially fewer shares outstanding.





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

            SEABULK OFFSHORE FLEET - AVERAGE DAY RATES & UTILIZATION

                        Quarter Ended September 30, 2003


                            AHTS/             AHT/            Crew/
                           Supply             Tugs           Utility            Other
                           ------            ------          -------            -----
Domestic(1)

Vessels(2)                   21                 --              24                 2
Laid-Up                      --                 --              --                 1
Fleet Utilization            73%                --              77%               --
Day Rate                   $4,970               --            $2,557              --


West Africa

Vessels(2)                   33                 4                1                 1
Fleet Utilization            78%               86%              --                --
Day Rate                  $7,321             $6,265             --                --


Middle East

Vessels(2)                    6                 6                7                 6
Laid-Up                      --                --               --                 1
Effective Utilization(3)     91%               63%              92%               71%
Fleet Utilization            91%               63%              92%               57%
Day Rate                 $3,476             $5,266           $1,742             $5,341


Southeast Asia

Vessels(2)                    8                 --               --                1
Fleet Utilization            78%                --               --               --
Day Rate                 $5,310                 --               --               --








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


            SEABULK OFFSHORE FLEET - AVERAGE DAY RATES & UTILIZATION

                           Quarter Ended June 30, 2003


                            AHTS/             AHT/             Crew/
                           Supply             Tugs            Utility              Other
                           ------             ----            -------              -----
Domestic(1)

Vessels(2)                   21                 --              25                 2
Laid-Up                      --                 --              --                 1
Fleet Utilization            67%                --              69%               --
Day Rate                   $4,989               --            $2,422              --


West Africa

Vessels(2)                   32                 4                1                --
Fleet Utilization            83%               76%              --                --
Day Rate                  $7,199             $6,198             --                --


Middle East

Vessels(2)                    6                 6                7                 6
Laid-Up                      --                --               --                1
Effective Utilization(3)     89%               48%              95%               50%
Fleet Utilization            89%               48%              95%               40%
Day Rate                 $3,393             $5,364           $1,677             $4,246


Southeast Asia

Vessels(2)                    8                 --               --                1
Fleet Utilization            80%                --               --               --
Day Rate                 $5,321                 --               --               --




            SEABULK OFFSHORE FLEET - AVERAGE DAY RATES & UTILIZATION

                        Quarter Ended September 30, 2002



                           AHTS/              AHT/             Crew/
                           Supply             Tugs            Utility              Other
                           ------             ----            -------              -----

Domestic(1)

Vessels(2)                   21                --              31                 2
Laid-Up                      --                --              --                 1
Fleet Utilization            63%               --              62%               --
Day Rate                   $5,581              --          $2,530                --


West Africa

Vessels(2)                   30                 5                6                 1
Laid-Up                      --                 1               --                --
Effective Utilization(3)     80%               87%              76%               --
Fleet Utilization            80%               70%              76%               --
Day Rate                  $7,787             $6,234        $2,976                 --


Middle East

Vessels(2)                    6                 8                8                 5
Laid-Up                      --                1                 1                 1
Effective Utilization(3)     92%               49%              88%               65%
Fleet Utilization            92%               43%              77%               49%
Day Rate                 $3,496             $4,556           $1,646             $4,181


Southeast Asia

Vessels(2)                    8                 --               --                2
Fleet Utilization            66%                --               --               --
Day Rate                 $5,584                 --               --               --



Note: Average day rates are calculated by dividing total revenue by the number of days worked. Utilization percentages are based upon the number of working days over a 365/366-day year and the number of vessels in the fleet on the last day of the quarter. Day rates and utilization are not disclosed for categories with a limited number of vessels.

(1) The Domestic category consists of vessels operating in the United States, the U. S. Gulf of Mexico and Mexico.

(2)  Held-for-sale and bareboat-out vessels are excluded from the vessel count.

(3)  Effective utilization excludes laid-up vessels.

                                      # # #





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